Exhibit 99.2

CFO Commentary on Fourth Quarter Fiscal Year 2015 Results

March 19, 2015

GAAP Quarterly Revenue Comparison

($ in millions)	Q4 FY15	Q3 FY15	Q4 FY14	Q/Q	Y/Y
Subscription and Support	$18.2	$17.7	$15.4	up 3%	up 19%
Perpetual License	2.4	1.0	1.5	up 127%	up 58%
Total Product Revenue	20.6	18.7	16.9	up 10%	up 22%
Professional Services	4.0	3.3	2.7	up 19%	up 45%
Total Revenue	$24.6	$22.0	$19.6	up 12%	up 25%

GAAP Quarterly Financial Comparison

($ in millions, except per share data)	Q4 FY15	Q3 FY15	Q4 FY14	Q/Q	Y/Y
Gross Margin	73%	73%	78%	0% pts	down 5% pts
Operating Expenses	$26.9	$23.2	$21.5	up 16%	up 25%
Earnings Per Share	$(0.35)	$(0.29)	$(0.26)	nm^	nm

Non-GAAP* Quarterly Financial Comparison

($ in millions, except per share data)	Q4 FY15	Q3 FY15	Q4 FY14	Q/Q	Y/Y
Gross Margin	75%	75%	79%	0% pts	down 4% pts
Operating Expenses	$25.3	$21.8	$20.2	up 16%	up 25%
Earnings Per Share	$(0.28)	$(0.22)	$(0.19)	nm	nm

Key Metrics Quarterly Comparison

	Q4 FY15	Q3 FY15	Q4 FY14	Q/Q	Y/Y
Total Paid Seats	261,982	240,032	214,047	up 9%	up 22%
Renewal Rate	113%	116%	116%	down 3% pts	down 3% pts

*Non-GAAP financials exclude stock-based compensation expense and amortization of acquired intangible assets.

^ Not meaningful.

Reconciliations between our GAAP and non-GAAP results are set forth in the tables following the narrative.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures.

Key Metrics Discussion

We believe total paid seats is a key indicator of our market penetration, growth and future revenue.  We define a paid seat as a seat with a subscription or support contract as of the measurement date.

We ended the quarter with a total paid seat count of 261,982 seats.  This seat count represents a 22% year over year increase when compared to 214,047 seats under contract at the close of Q4 of last year. The 21,950 seats added in the quarter represent an increase of 9% over the seats under contract at the end of last quarter.

We offer our renewal rate on a quarterly basis to provide insight into our ability to meaningfully grow our existing customer base. We calculate our renewal rate by comparing the number of paid seats of all of our existing customers at the beginning of a twelve-month period to the number of paid seats for those same customers at the end of such period, taking into account non-renewals, upgrades and downgrades.

As of January 31, 2015, our renewal rate calculated against this customer cohort was 113%.

The table below highlights our top 15 customers by total paid seats and the year-over-year seat growth.

Top 15 Customers

	First Order Date	First Order Seats	Seats as of Q4 FY15	Y/Y Seat Growth
Customer 1	September 2008	10	17,000	141%
Customer 2	March 2008	110	12,600	0%
Customer 3	June 2008	25	12,000	0%
Customer 4	May 2009	25	12,000	140%
Customer 5	September 2013	1,500	7,500	275%
Customer 6	June 2008	100	6,500	0%
Customer 7	January 2008	70	6,248	20%
Customer 8	March 2013	350	6,000	216%
Customer 9	October 2009	350	5,949	37%
Customer 10	April 2012	600	5,600	56%
Customer 11	September 2005	10	4,607	22%
Customer 12	November 2014	4,500	4,500	New
Customer 13	December 2010	25	3,003	-2%
Customer 14	November 2014	3,000	3,000	New
Customer 15	September 2010	30	2,986	45%
TOTAL		10,705	109,493	58%

Revenue and Calculated Billings Discussion

Total revenue for the quarter was $24.6 million, which represents a 25% year-over-year increase over the same period last year.

International (i.e., non-US) revenue accounted for 13% of revenue in the quarter.  However, since many of our domestic customers have international users, approximately 36% of the users that access our multi-tenant platform are from locations outside the US.

Subscription and support revenue for the quarter was $18.2 million, which represents a year-over-year increase of 19%.

Perpetual revenue for the quarter was $2.4 million, which represents a year-over-year increase of 58%.  The majority of our product revenue comes from annual subscriptions contracts and, therefore, shows as subscription and support revenue.  However, we do expect some customers to buy perpetual licenses.  The revenue associated with this licensing model can be hard to predict.  Large deals can significantly impact this revenue line given the revenue recognition pattern of this license option.

Services revenue for the quarter was $4.0 million, which represents a 45% year-over-year increase.

Calculated billings, a non-GAAP measure which can be derived from our financial statements by taking revenue plus the change in deferred revenue, closed the quarter at $34.5 million, representing a year-over-year increase of 29% as compared to the fourth quarter of last year.  Our subscription and support billings, which can be derived from our financial statements by taking subscription and support revenue plus the change in deferred revenue, closed the quarter at $28.2 million, representing a year-over-year increase of 25%.

GAAP and Non-GAAP Gross Profit and Margin Discussion

GAAP gross profit for the quarter was $17.9 million, as compared to $15.2 million in Q4 of fiscal year 2014, reflecting an increase of $2.7 million or 18%.  Total GAAP gross margin for the quarter was 73%. Our GAAP product gross margin was 84% and our GAAP professional services margin was 13%.

Non-GAAP gross profit for the quarter was $18.3 million, as compared to $15.5 million in Q4 of fiscal year 2014, reflecting an increase of $2.9 million or 19%.  Total non-GAAP gross margin for the quarter was 75%. Our non-GAAP product gross margin was 86% and our non-GAAP professional services margin was 18%.

GAAP and Non-GAAP Operating Expenses and Net Loss Discussion

GAAP sales and marketing expense was $15.2 million, representing a year-over-year increase of $4.3 million or 40%.  This increase was driven mainly by increased headcount across our sales and marketing organizations.  In addition, in FY15, we moved our sales compensation plan to an annual plan as opposed to a quarterly plan.  As a result, our commission expense is now more back-end weighted and this had a significant impact on Q4 sales and marketing spend.  This was compounded by strong product and services bookings which led to higher than expected sales commissions’ expense.  In general, we were delighted with our bookings performance in Q4, but that strong performance had a meaningful impact on sales and marketing spend.  As a percentage of revenue, GAAP sales and marketing expense was 62% for the quarter, as compared to 55% for the same period in fiscal year 2014.

Non-GAAP sales and marketing expense was $14.7 million, representing a year-over-year increase of $4.2 million or 40%.  As a percentage of revenue, non-GAAP sales and marketing expense was 60% for the quarter, as compared to 53% for the same period in fiscal year 2014.

GAAP research and development expense was $6.5 million, representing a year-over-year increase of $1.0 million or 17%.  This increase was driven mainly by increased headcount as we continue to invest in product development.  As a percentage of revenue, GAAP research and development expense was 26% for the quarter, as compared to 28% for the same period in fiscal year 2014.

Non-GAAP research and development expense was $6.0 million, representing a year-over-year increase of $800 thousand or 15%.  As a percentage of revenue, non-GAAP research and development expense was 25% for the quarter, as compared to 27% for the same period in fiscal year 2014.

GAAP general and administrative was $5.2 million, representing a year-over-year increase of $100 thousand or 2%.  As a percentage of revenue, GAAP general and administrative expense was 21% for the quarter, as compared to 26% for the same period in fiscal year 2014.

Non-GAAP general and administrative was $4.6 million, representing a year-over-year increase of $100 thousand or 3%.  As a percentage of revenue, non-GAAP general and administrative expense was 19% for the quarter, as compared to 23% for the same period in fiscal year 2014.

GAAP net loss for the fourth quarter was $9.0 million or a net loss per share of $0.35 per basic and diluted share.

Non-GAAP net loss for the fourth quarter was $7.0 million or a net loss per share of $0.28 per basic and diluted share.

We are currently generating a net loss and as such, our basic weighted average shares outstanding for the fourth quarter was approximately 25.3 million.  If we were profitable today, our fully diluted share count would have been approximately 25.8 million shares when applying the treasury stock method to vested in-the-money stock options and warrants.

Cash Flow and Balance Sheet Discussion

Cash flow from operating activities was negative $5.0 million for the quarter, as compared to cash flow from operating activities in Q4 last fiscal year of negative $7.9 million.

As of January 31, 2015, our total cash, cash equivalents, short-term investments and accounts receivable balance, which excludes restricted cash, was approximately $92.6 million, as compared to $110.7 million as of January 31, 2014, and $84.1 million as of October 31, 2014.   We currently carry no bank debt.

We ended the quarter with an accounts receivable balance of $26.0 million.

Total deferred revenue and short term deferred revenue closed the quarter at $44.7 million and $44.0 million, respectively.

Our days sales outstanding were 69 days at January 31, 2015.

Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), we have provided certain measures that have not been prepared in accordance with GAAP. These non-GAAP financial measures include non-GAAP results for calculated billings, subscription and support billings, cost of revenue, gross profit, gross margin, operating expenses, net loss and basic and diluted net loss per share, which are in addition to, and, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Our non-GAAP financial measures exclude stock-based compensation expense and amortization of acquired intangible assets. We believe the presentation of operating results excluding stock-based compensation expense and the amortization of acquired intangible assets provides useful supplemental information to investors and facilitates the analysis of our core operating results and comparison of operating results across reporting periods and is therefore useful to investors in analyzing and assessing our past and future operating performance.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found in the accompanying financial statements included with this CFO Commentary.

Forward-looking Statements

This CFO Commentary contains forward-looking statements, including statements regarding our future financial performance, market growth, the demand for our solutions, and general business conditions. Any forward-looking statements contained in this CFO Commentary are based upon our historical performance and current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent our expectations as of the date of this CFO Commentary. Subsequent events may cause these expectations to change, and we disclaim any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from our current expectations. Important factors that could cause actual results to differ materially from those anticipated in such forward-looking statements include, but are not limited to, the growth of demand for Agile software development, our ability to expand relationships with existing customers, our ability to attract and retain customers, the mix of perpetual license and subscription revenue, competitive factors, including but not limited to pricing pressures, industry consolidation, and entry of new competitors and new products, our ability to manage growth effectively, the ability of sales personnel to become fully productive quickly and efficiently, our ability to maintain, protect and enhance our brand and intellectual property, general economic and financial conditions, and other risks and uncertainties. Further information on risk factors that could cause actual results to differ materially from forecasted results is included in our reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended October 31, 2014 filed on December 9,

2014 and our Annual Report on Form 10-K that will be filed for the fiscal year ended January 31, 2015.

Rally Software Development Corp.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	January 31,	October 31,	January 31,
	2015	2014	2014
ASSETS

Current assets:
Cash and cash equivalents	$15,175	$29,074	$88,891
Short-term investments	51,410	41,427	—
Restricted cash	15	15	16
Accounts receivable, net	25,986	13,567	21,771
Other receivables	117	255	78
Prepaid expenses and other current assets	3,393	4,009	3,310
Total current assets	96,096	88,347	114,066

Property and equipment, net	5,419	5,827	5,569
Goodwill	2,104	2,343	2,529
Intangible assets, net	1,382	1,514	1,909
Restricted cash	4,200	4,200	4,200
Other assets	671	799	810

Total assets	$109,872	$103,030	$129,083

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,230	$2,195	$2,170
Accrued liabilities	5,511	3,112	4,812
Deferred revenue	43,978	33,599	38,352
Other current liabilities	1,909	2,288	2,054
Total current liabilities	54,628	41,194	47,388

Deferred revenue, net of current portion	697	1,126	2,433
Other long-term liabilities	876	901	888

Total liabilities	56,201	43,221	50,709

Stockholders’ equity:
Common stock	3	3	3
Additional paid-in capital	183,532	180,407	174,027
Accumulated deficit	(129,424)	(120,439)	(95,660)
Accumulated other comprehensive income (loss)	(440)	(162)	4
Total stockholders’ equity	53,671	59,809	78,374

Total liabilities and stockholders’ equity	$109,872	$103,030	$129,083

Rally Software Development Corp.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended
	January 31,	October 31,	January 31,
	2015	2014	2014
Revenue:
Subscription and support	$18,226	$17,653	$15,371
Perpetual license	2,364	1,040	1,495
Total product revenue	20,590	18,693	16,866

Professional services	3,961	3,316	2,739

Total revenue	24,551	22,009	19,605

Cost of revenue (1) (2):
Product	3,194	3,025	2,085
Professional services	3,428	2,956	2,319
Total cost of revenue	6,622	5,981	4,404

Gross profit	17,929	16,028	15,201

Operating expenses (1):
Sales and marketing	15,197	11,992	10,876
Research and development	6,478	6,838	5,515
General and administrative	5,186	4,389	5,064
Total operating expenses	26,861	23,219	21,455

Loss from operations	(8,932)	(7,191)	(6,254)

Other income (expense):
Interest and other income	46	37	37
Loss on foreign currency transactions and other gain (loss)	63	(111)	(20)

Loss before provision for income taxes	(8,823)	(7,265)	(6,237)
Provision for income taxes	162	126	40
Net loss	$(8,985)	$(7,391)	$(6,277)

Net loss per share attributable to common stockholders, basic and diluted	$(0.35)	$(0.29)	$(0.26)

Weighted average common shares outstanding, basic and diluted	25,315	25,207	24,592

(1) Includes stock-based compensation expense as follows:

	Three Months Ended
	January 31,	October 31,	January 31,
	2015	2014	2014
Cost of product revenue	$108	$102	$76
Cost of professional services revenue	167	136	60
Sales and marketing	521	508	413
Research and development	439	309	251
General and administrative	596	588	601

	$1,831	$1,643	$1,401

(2) Includes amortization expense of acquired intangible assets as follows:

Cost of product revenue	$132	$132	$132

Rally Software Development Corp.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended
	January 31,	October 31,	January 31,
	2015	2014	2014
Cash flow from operating activities:
Net loss	$(8,985)	$(7,391)	$(6,277)

Adjustments to reconcile net loss to cash (used) in operating activities:
Depreciation and amortization	759	777	699
Noncash stock-based compensation expense	1,831	1,644	1,401
Other	(9)	94	2
Changes in operating assets and liabilities:
Accounts receivable	(12,418)	194	(10,051)
Other receivables	138	(76)	92
Prepaid and other current assets	616	192	(624)
Other assets	113	72	(154)
Accounts payable and accrued expenses	3,400	(716)	828
Deferred revenue	9,950	(1,581)	7,098
Other current liabilities	(379)	478	(882)
Other long-term liabilities	(23)	12	(15)
Restricted cash	—	—	(16)

Net cash (used) in operating activities	(5,007)	(6,301)	(7,899)

Cash flow from investing activities:
Purchase of property and equipment	(226)	(289)	(698)
Purchase of investments	(14,193)	(41,417)	—
Proceeds from maturities of investments	4,233	—	—
Proceeds from sale of property and equipment	—	1	—

Net cash (used) in investing activities	(10,186)	(41,705)	(698)

Cash flow from financing activities:
Proceeds from exercise of common stock options	129	76	769
Proceeds from issuance of common stock under employee stock purchase plan	1,252	—	1,884
Payment of payroll taxes related to stock-based compensation plan	(87)	(1)	—

Net cash provided by financing activities	1,294	75	2,653

Net (decrease) in cash and cash equivalents during period	(13,899)	(47,931)	(5,944)

Cash and cash equivalents at beginning of period	29,074	77,005	94,835
Cash and cash equivalents at end of period	$15,175	$29,074	$88,891

Rally Software Development Corp.

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited, in thousands, except per share amounts)

	Three Months Ended
	January 31,	October 31,	January 31,
	2015	2014	2014

GAAP product cost of revenue	$3,194	$3,025	$2,085
Amortization expense of acquired intangible assets	(132)	(132)	(132)
Stock-based compensation expense	(108)	(102)	(76)
Non-GAAP product cost of revenue	$2,954	$2,791	$1,877

GAAP professional services cost of revenue	$3,428	$2,956	$2,319
Stock-based compensation expense	(167)	(136)	(60)
Non-GAAP professional services cost of revenue	$3,261	$2,820	$2,259

GAAP gross profit	$17,929	$16,028	$15,201
Amortization expense of acquired intangible assets	132	132	132
Stock-based compensation expense	275	238	136
Non-GAAP gross profit	$18,336	$16,398	$15,469

Gross margin:
GAAP	73%	73%	78%
Non-GAAP	75%	75%	79%

Product gross margin:
GAAP	84%	84%	88%
Non-GAAP	86%	85%	89%

Professional services gross margin:
GAAP	13%	11%	15%
Non-GAAP	18%	15%	18%

GAAP sales and marketing expense	$15,197	$11,992	$10,876
Stock-based compensation expense	(521)	(508)	(413)
Non-GAAP sales and marketing expense	$14,676	$11,484	$10,463

GAAP research and development expense	$6,478	$6,838	$5,515
Stock-based compensation expense	(439)	(309)	(251)
Non-GAAP research and development expense	$6,039	$6,529	$5,264

GAAP general and administrative expense	$5,186	$4,389	$5,064
Stock-based compensation expense	(596)	(588)	(601)
Non-GAAP general and administrative expense	$4,590	$3,801	$4,463

GAAP net loss	$(8,985)	$(7,391)	$(6,277)
Amortization expense of acquired intangible assets	132	132	132
Stock-based compensation expense	1,831	1,643	1,401
Non-GAAP net loss	$(7,022)	$(5,616)	$(4,744)

Basic and diluted net loss per share:
GAAP basic and diluted net loss per share	$(0.35)	$(0.29)	$(0.26)
Amortization expense of acquired intangible assets	0.01	0.01	0.01
Stock-based compensation expense	0.06	0.06	0.06
Non-GAAP basic and diluted net loss per share	$(0.28)	$(0.22)	$(0.19)

Shares used to calculate basic and diluted net loss per share	25,315	25,207	24,592

Rally Software Development Corp.

Reconciliation of Total Revenue to Calculated Billings, Subscription and Support

Revenue to Subscription and Support Billings and Days Sales Outstanding

(unaudited, in thousands except days sales outstanding)

	Three Months Ended
	January 31,	October 31,	January 31,
	2015	2014	2014

Total revenue	$24,551	$22,009	$19,605

Deferred revenue-
End of period	44,675	34,725	40,785
Beginning of period	(34,725)	(36,306)	(33,688)

Net change	9,950	(1,581)	7,097

Calculated billings	$34,501	$20,428	$26,702

Total subscription and support revenue	$18,226	$17,653	$15,371

Deferred revenue-
End of period	44,675	34,725	40,785
Beginning of period	(34,725)	(36,306)	(33,688)

Net change	9,950	(1,581)	7,097

Subscription and support billings	$28,176	$16,072	$22,468

Accounts receivable	$25,986	$13,567	$21,771

Days Sales Outstanding (1)	69	61	75

(1) - Days sales outstanding is computed by dividing accounts receivable by calculated billings times the number of days in the quarter.